Exhibit 5.1

OPINION OF AKIN GUMP STRAUSS HAUER & FELD LLP

May 14, 2009

VCA Antech Inc.

12401 West Olympic Blvd.

Los Angeles, CA 90064

Ladies and Gentlemen:

We have acted as counsel to VCA Antech, Inc., Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of common stock at a total offering price not to exceed $200,000,000 (the “Shares”). The Shares are being registered for issuance from time to time pursuant to Rule 415 under the Act in connection with acquisitions of businesses, assets and securities of other entities by the Company and its subsidiaries.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (i) the issuance of the Shares has been duly authorized by appropriate corporate action and (ii) the certificates for the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the recipients in exchange for their transfer of the relevant businesses, assets or securities to the Company or, if applicable, to any of its subsidiaries, the Shares will be validly issued, fully paid and nonassessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
B.

This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required

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under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP
AKIN GUMP STRAUSS HAUER & FELD LLP

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